EXHIBIT 10.10



                              CONSULTING AGREEMENT


             This CONSULTING AGREEMENT ("Agreement") is made and entered into as of __________________, 1998 by and between STATE FINANCIAL SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Wisconsin and having its executive offices at 10708 WEST JANESVILLE ROAD, P.O. BOX 467, HALES CORNERS, WISCONSIN 53130-0467 ("Corporation") and GEORGE L. PERUCCO, residing at 765 RUTH DRIVE, ELGIN, ILLINOIS 60123 ("Consultant").

                              W I T N E S S E T H :

             WHEREAS, pursuant to an Agreement and Plan of Merger between the Corporation and Home Bancorp of Elgin, Inc. ("Seller") dated as of June 1, 1998 ("Agreement and Plan of Merger"), the Corporation and the Seller have agreed to a merger of the Seller with the Corporation, effective as of the closing date specified in the Agreement and Plan of Merger ("Closing Date"); and

             WHEREAS, the Consultant is the President and Chief Executive Officer of the Seller and is familiar with its business, operations and properties; and

             WHEREAS, the Consultant is a party to Employment Agreements with the Seller and Home Federal Savings & Loan Association of Elgin ("Seller Association") which provide a financial incentive for him to resign from employment with the Seller and the Seller Association of their successors upon consummation of a transaction of the nature contemplated by the Agreement and Plan of Merger; and

             WHEREAS, for purposes of facilitating a smooth transition in ownership and control, and an effective consolidation of the Seller's operations with those of the Corporation, the Corporation wishes to secure for itself and its wholly owned subsidiary, State Financial Bank - Elgin ("Bank"), the services of the Consultant for a period following the Closing Date; and

             WHEREAS, the Consultant is willing to make his services available to the Corporation on the terms and conditions hereinafter set forth;

             NOW, THEREFORE, effective as of the Closing Date ("Effective Date"), the Corporation and the Consultant hereby agree as follows:

             Section 1.     Engagement; Period of Engagement.

             (1) The Corporation offers to engage the Consultant, and the Consultant hereby accepts such engagement, to provide services to the Corporation as a consultant for the period established under this section 1 ("Period of Engagement"). The Period of Engagement shall be for one year beginning on the Closing Date, renewable annually thereafter with written consent of both parties.

             (2) Notwithstanding anything herein to the contrary, the Period of Engagement shall end upon any termination of this Agreement pursuant to section 5.

             Section 2.     Extent of Services.

             (1) During the Period of Engagement, the Consultant shall hold himself available during regular business hours to perform such services in connection with the transition of the ownership and operation of the businesses and assets acquired by the Corporation pursuant to the Agreement and Plan of Merger and the other businesses of the Corporation and its affiliates as the Corporation may reasonably request. The services which may be required of the Consultant hereunder may include, but are not limited to, real estate-related projects and preserving the Seller Association's franchise by promoting the Bank and its products and services in communities previously served by the Seller Association; promoting the recognition and acceptance of the Bank as the Seller Association's successor among the Seller Association's customers; and otherwise facilitating the transition of ownership and control and an effective consolidation of the Seller's operations with those of the Corporation. The Corporation may, in its sole and absolute discretion, engage other employees or independent contractors to perform any or all of the services for which the Consultant is available under this section 2(a). The Consultant may engage in business activities and perform services as an employee or independent contractor (other than for the Corporation) to the extent that such business activities and/or the performance of such services does not impair the Consultant's availability to perform services for the Corporation as contemplated by this Agreement.

             (2) The Corporation agrees that the Consultant shall serve as a member of the Home Bancorp of Elgin, Inc. Employee Stock Ownership Plan Committee ("ESP Committee"), to be composed of no more than three persons (including the Consultant), during the Period of Engagement or so long as the Employee Stock Ownership Plan exists. Initially, the ESOP Committee shall be composed of Michael Falbo, Michael Reindel and the Consultant.

             (3) In the performance of any services required of him hereunder, the Consultant shall have exclusive control over the manner of performance of such services, including, without limitation: the selection, supervision and compensation of personnel, if any, in addition to the Consultant to be involved in the performance of such services; the selection of methods, procedures, strategies and equipment to be employed in the performance of such services; and determination of the times, places and dates at which such services will be performed. The Consultant shall provide his consulting services under this Agreement to the Chairman of the Corporation or a designee of the Chairman of the Corporation.

             Section 3.     Compensation.

             In consideration for the availability of the Consultant's services hereunder, as well as for any services to be provided under section 2(a), the Corporation shall pay to the Consultant a retainer at the annual rate of Seventy-Five Thousand Dollars ($75,000), payable in advance in monthly installments, the first such installment to be paid on the first business day of the first calendar month following the Closing Date; provided, however, that no payment shall be made for any month after the month in which this Agreement terminates as provided in section 5 hereof.

             Section 4.     Expenses.

             (1) The Corporation shall provide the Consultant with office facilities and secretarial and other support services on its premises to the extent required to perform the consulting services contemplated herein, as determined by the Corporation in its discretion.

             (2) If, in connection with the performance of service hereunder at the request of the Corporation, the Consultant incurs out-of-pocket costs for expenses for travel, meals and lodging or other reasonable expenses of a type for which other providers of professional services to the Corporation would be reimbursed by the Corporation, he shall be entitled to reimbursement therefor by the Corporation in accordance with the reasonable standards and procedures established by the Corporation and communicated to the Consultant.

             Section 5.     Termination of Agreement.

             This Agreement and the Period of Engagement established hereunder shall terminate immediately upon the occurrence of any of the following events: (i) the Consultant's death; (ii) the Consultant's material breach of his obligations under section 2 hereof and subsequent failure to substantially cure such breach after notice of such breach; or
   (iii) the Consultant's voluntary termination, upon 30 days written notice to the Corporation, of this Agreement. Following the termination of this Agreement, the Corporation shall have no further obligations hereunder.

             Section 6.     No Employment Relationship Created.

             The relationship between the Corporation and the Consultant shall be that of client and independent contractor. The Corporation shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. The Consultant shall be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes.

             Section 7.     Successor and Assigns.

             This Agreement will inure to the benefit of and be binding upon the Consultant, his legal representatives and testate or intestate distributees, and the Corporation, and their respective successors and assigns, including, in the case of the Corporation, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Corporation may be sold or otherwise transferred.

             Section 8.     Notices.

             Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested and addressed to the party at the address first above written.

             Section 9.     Severability; Waiver; Modifications.

             (1) A determination that any provision of this Agreement, in whole or in part, is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or of any part of the provision in question not determined to be unenforceable.

             (2) Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed to be a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

             (3) This instrument contains the entire agreement of the parties relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

             Section 10.    Counterparts; Headings.

             This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

             Section 11.    Governing Law.

             This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of law principles of such laws. Notwithstanding anything herein contained to the contrary, any payments to the Consultant by the Corporation, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

             Section 12.    Indemnification.

             To the maximum extent permitted under applicable law, during the Period of Engagement and for a period of six (6) years thereafter, the Corporation shall indemnify the Consultant against, and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director, officer or former director or officers of the Corporation or any subsidiary or affiliate thereof.

             IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and the Consultant has hereunto set his hand, all as of the day and year first above written.


                                 _____________________________________
                                 GEORGE L. PERUCCO


                                 STATE FINANCIAL SERVICES CORPORATION


                                 By:____________________________________

                                 Title:_________________________________


   ATTEST:


   By_____________________________________________
                  Secretary